Exhibit 99.1

Analyst/Investor Contact:

Marty Kittrell

Chief Financial Officer

708-873-3600

Scott Malchow

Investor Relations

708-873-8515

Media Contact:

Jackie Granger

Corporate Communications

708-349-5661

Andrew Corporation Reports Record Second Quarter Sales

•                  Achieved high end of previously revised upward sales and earnings guidance

•                  Record sales of $447 million increased 9% sequentially and 122% year-over-year

•                  Fifth consecutive quarter of book-to-bill ratio equal to or greater than 1.0

ORLAND PARK, IL, April 29, 2004 — Andrew Corporation (NASDAQ: ANDW), a global communications systems equipment supplier, today announced results for its second fiscal quarter ended March 31, 2004.  All per share information discussed below is presented on a fully diluted basis.

SECOND QUARTER RESULTS

Second quarter sales were $447.1 million, up 122% from $201.3 million in the year ago quarter and at the high end of our previously revised guidance of $440 million to $450 million in sales.  The increase in sales was primarily due to increased market demand and the acquisition of Allen Telecom in the fourth quarter of fiscal 2003.  Net income was $10.2 million or $0.06 per share, compared to a net loss of ($3.4) million or ($0.03) per share in the year ago quarter.

Second quarter results include intangible amortization of $9.9 million or $0.04 per share, pre-tax restructuring charges of $2.8 million or $0.01 per share and a pre-tax gain related to the sale of a facility of $1.4 million.  The year ago second quarter included intangible amortization of $3.7 million or $0.03 per share.

“Our sales and order momentum remained strong and improved sequentially throughout the second quarter, despite what is normally our seasonally weakest quarter,” said Ralph Faison, President and CEO of Andrew Corporation.  “We continue to benefit from overall growth in wireless infrastructure while leveraging our industry-leading product portfolio, globally diversified customer base and significant scale advantages.”

The following table is a summary of significant items impacting the comparability of results for the second quarter of fiscal 2004, first quarter of fiscal 2004 and second quarter of fiscal 2003 earnings per share amounts:

Summary of Significant

Items Impacting Results	Q2 FY04	Q1 FY04	Q2 FY03
Intangible amortization	$(0.04)	$(0.04)	$(0.03)
Gain (loss) on sale of assets	0.00	(0.02)	N/A
Restructuring charges	(0.01)	0.00	N/A
Per share impact	$(0.05)	$(0.06)	$(0.03)

Orders for the second quarter were a record $445.7 million, up 9% sequentially and 121% from the year ago quarter.  “This marks our fifth consecutive quarter of book-to-bill ratio equal to or greater than one.  We are well positioned in the marketplace and continue to be encouraged by the positive trends we are experiencing in the industry,” said Mr. Faison.

Sales by Region	Q2 FY04	Q1 FY04	% Change	% Of Q2 Total
Americas	$253.7	$228.9	11%	57%
Europe / Middle East / Africa	133.2	124.1	7	30
Asia Pacific	60.2	57.8	4	13
Total	$447.1	$410.8	9%	100%

Sales increased 9% sequentially from the first quarter to $447.1 million, driven by higher than anticipated sales across each major region and acquisitions completed in the first quarter of fiscal 2004.  Higher sequential sales in the Americas were driven by a new customer in the broadband satellite market, Latin America and increased shipments of geolocation product.

From a product group perspective, Base Station Subsystems were driven by OEMs supporting increased operator capital expenditures for network upgrades and expansion.  The company is now shipping Base Station Subsystem products to eight major OEMs, compared to seven in the prior quarter.  Increased Antenna Product sales were driven by coverage requirements for network expansion and a significant increase in unit volume for certain new product lines within the broadband satellite market.  Network Solutions sales increased sequentially as customers continue to deploy geolocation systems for 911 emergency location support.  Cable Products and Wireless Innovations sales declined slightly versus the first quarter due to normal seasonal factors, however, sales were higher than anticipated in the second quarter and up significantly versus the prior year quarter on a comparable basis.

In the second quarter, Lucent Technologies was the only customer accounting for more than 10% of sales.  The top 25 customers represented 69% of sales in the second quarter compared to 66% in the first quarter.  Major OEMs accounted for 43% of sales in the second quarter, compared to 41% in the first quarter.

SECOND QUARTER HIGHLIGHTS

•                  Closed the acquisition of MTS Wireless Components on March 31.  The company acquired selected steel-related assets and product lines, simplifying site installation and reducing total system cost for customers.

•                  Established a strategic partnership with Cambridge Positioning Systems to develop high-accuracy location solutions for the global GSM and 3G markets.

•                  Settled patent infringement litigation related to the geolocation business.

Subsequent to the close of the second quarter, the company filed an S-3 shelf registration statement that will give the company flexibility to issue and publicly distribute various types of securities from time to time in one or more offerings up to an aggregate amount of $750 million.

“Our corporate development activities continue to highlight our long-term growth strategy and financial flexibility.  We will continue to focus on strategic objectives and opportunities that enable the company to improve operational performance and grow faster than the overall market and strengthen our financial position,” said Mr. Faison.

SECOND QUARTER FINANCIAL SUMMARY

Gross margins were 24.7%, compared with 25.3% in the prior quarter and 25.7% in the year ago quarter.  Consistent with the first quarter, gross margins continue to be impacted by the company’s decision to temporarily delay full relocation of certain product lines to Reynosa, Mexico and Brno, Czech Republic.  Additionally, manufacturing variances associated with a significant increase in unit volume for new products in the broadband satellite market negatively impacted overall gross margins in the second quarter.

Research and development expenses were $28.5 million or 6.4% of sales, compared to $25.6 million or 6.2% of sales in the prior quarter and $19.7 million or 9.8% of sales in the year ago quarter.  Research and development expenses increased from the first quarter due primarily to higher levels of spending to support the introduction of new products for in-building coverage and Base Station Subsystems.  Sales and administrative expenses were $52.7 million or 11.8% of sales, compared to $52.5 million or 12.8% of sales in the prior quarter and $31.3 million or 15.6% of sales in the year ago quarter.  Expenses declined as a percentage of sales due primarily to the effects of the company’s cost savings and merger integration programs.

Intangible amortization was $9.9 million in the second quarter, compared to $9.4 million in the prior quarter and $3.7 million in the year ago quarter.  The sequential increase in intangible amortization expense was related to the acquisitions of Channel Master and Yantai Fine Cable Company in the first quarter.  It is anticipated that total intangible amortization will be approximately $39 million in fiscal 2004 and decline to approximately $21 million in fiscal 2005.

Included in other income is a $1.4 million pre-tax gain from the sale of a facility in Australia.  Interest expense of $4.0 million increased from $0.9 million in the year ago quarter due primarily to the sale of convertible notes in August 2003.

The company’s effective tax rate for the second quarter was 35.0%, in-line with the prior quarter, and higher than the 30.0% in the year ago quarter due to an increased percentage of domestic taxable income following the Allen Telecom acquisition.

COST SAVINGS UPDATE

“During the quarter we made progress in relocating certain existing product lines.  We also anticipate improved manufacturing efficiencies for our new product lines and see sequential gross margin improvement in both the third and fourth fiscal quarters,” said Mr. Faison.  “Our merger integration program remains on track with global SAP implementations at a majority of the former Allen Telecom locations expected to be completed during the second half of fiscal 2004.”

BALANCE SHEET AND CASH FLOW HIGHLIGHTS

Cash and cash equivalents were $200.9 million at March 31, 2004, compared to $220.1 million at December 31, 2003.  Cash and cash equivalents declined due to working capital requirements associated with higher sales and the settlement of patent infringement litigation relating to the geolocation business, offsetting higher net income and non-cash amortization.

Accounts receivable were $391.9 million and days’ sales outstanding (DSOs) were 77 days at March 31, 2004, compared to $379.5 million and 83 days at December 31, 2003.  A higher mix of sales in the Americas had a favorable impact on DSOs.  Inventories were $326.6 million and inventory turns were 4.1x at March 31, 2004, compared to $284.2 million and 4.3x at December 31, 2003.

Total debt outstanding decreased to $302.5 million at March 31, 2004, compared to $308.7 million at December 31, 2003.  Total debt to capital decreased to 16.8% at March 31, 2004, compared to 17.5% at December 31, 2003.

Cash flow from operations was $34.5 million in the second quarter compared to cash used in operations of $15.7 million in the prior quarter and cash flow from operations of $22.3 million in the year ago quarter.  Capital expenditures of $19.9 million in the quarter were attributable to investments in new facilities, IT systems and test equipment.

THIRD QUARTER GUIDANCE

For the third quarter, the company expects sales to range from $450 to $480 million and earnings per share to range from $0.06 to $0.09, including intangible amortization and restructuring costs of approximately $0.05 per share.  The company anticipates gross margin improvement of at least 100 basis points during the third quarter.  Research and development expenses are expected to remain relatively flat with the second quarter.  Selling and administrative expenses should increase in the third quarter due to the timing of one-time global software implementations and higher sales-related compensation. The company also anticipates a normalized tax rate of approximately 35% and basic common shares outstanding of approximately 161.0 million in the third quarter.  We currently do not anticipate that our convertible debt and convertible preferred stock will have a dilutive effect on earnings per share in the third quarter.

“Our third quarter guidance reflects positive industry and company specific trends that we believe will lead to even stronger operational and financial performance in the second half of fiscal 2004,” said Mr. Faison.

Attached to this news release are preliminary financial statements for the second quarter ended March 31, 2004.

Conference Call Webcast

Andrew Corporation will host a conference call to discuss its second quarter fiscal 2004 results on Thursday, April 29, 2004 at 8:00 a.m. CDT.  Interested investors can participate via a live webcast over the Internet at www.andrew.com.  An audio replay of the conference call will be made available for 60 days following the event.

About Andrew

Andrew Corporation (NASDAQ:ANDW) designs, manufactures and delivers innovative and essential equipment and solutions for the global communications infrastructure market. The company serves operators and original equipment manufacturers from facilities in 33 countries.  Andrew (www.andrew.com), headquartered in Orland Park, IL, is an S&P 500 company founded in 1937.

Forward Looking Statements

Some of the statements in this news release are forward looking statements and we caution our stockholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the company’s ability to integrate acquisitions and to realize the anticipated synergies and cost savings, the effects of competitive products and pricing, economic and political conditions that may impact customers’ ability to fund purchases of our products and services, the company’s ability to achieve the cost savings anticipated from cost reduction programs, fluctuations in international exchange rates, the timing of cash payments and receipts, end use demands for wireless communication services, the loss of one or more significant customers, and other business factors. Investors should also review other risks and uncertainties discussed in company documents filed with the Securities and Exchange Commission.

UNAUDITED – PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	Three Months Ended March 31		Six Months Ended March 31
	2004	2003	2004	2003

Sales	$447,146	$201,318	$857,917	$455,844
Cost of products sold	336,492	149,601	643,194	332,914
Gross Profit	110,654	51,717	214,723	122,930

Operating Expenses
Research and development	28,459	19,665	54,082	39,564
Sales and administrative	52,654	31,314	105,147	68,128
Intangible amortization	9,851	3,683	19,272	7,365
Restructuring	2,768	126	3,462	205
	93,732	54,788	181,963	115,262

Operating Income (Loss)	16,922	(3,071)	32,760	7,668

Other
Interest expense	3,955	906	7,842	1,966
Interest income	(982)	(179)	(1,731)	(502)
Gain on real estate transactions	(1,402)	—	(1,402)	—
Loss on sale of broadcast assets	—	—	4,511	—
Other (income) expense, net	(543)	(1,410)	1,307	(890)
	1,028	(683)	10,527	574
Income (Loss) from Continuing Operations Before Income Taxes	15,894	(2,388)	22,233	7,094

Income Taxes	5,563	(717)	7,782	2,128
Income (Loss) from Continuing Operations	10,331	(1,671)	14,451	4,966

Discontinued Operations, net of tax benefit	—	1,760	—	2,330

Net Income (Loss)	10,331	(3,431)	14,451	2,636

Preferred Stock Dividends	119	—	434	—

Net Income (Loss) Available to Common Shareholders	$10,212	$(3,431)	$14,017	$2,636

Basic and Diluted Income (Loss) per Share from Continuing Operations	$0.06	$(0.02)	$0.09	$0.05
Basic and Diluted Net Income (Loss) per Share	$0.06	$(0.03)	$0.09	$0.03

Average Shares Outstanding
Basic	158,820	98,330	158,580	98,307
Diluted	159,590	98,330	159,114	98,309

Orders Entered	445,706	201,662	854,771	435,824
Total Backlog	335,698	162,315	335,698	162,315

PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	March 31 2004	September 30 2003
	(UNAUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$200,855	$286,269
Accounts receivable, less allowances (Mar. 2004 - $10,218; Sept. 2003 - $10,662)	391,912	326,282
Inventories	326,628	247,750
Other current assets	48,854	29,131
Total Current Assets	968,249	889,432

Other Assets
Goodwill	886,481	821,398
Intangible assets, less amortization	83,479	93,086
Other assets	51,429	50,398

Property, Plant, and Equipment
Land and land improvements	23,936	20,926
Buildings	124,480	116,038
Equipment	484,898	469,296
Allowance for depreciation	(401,914)	(387,341)
	231,400	218,919

TOTAL ASSETS	$2,221,038	$2,073,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	222,771	124,646
Accrued expenses and other liabilities	71,929	58,893
Compensation and related expenses	49,566	52,255
Restructuring	17,969	20,414
Notes Payable and current portion of long-term debt	13,861	17,750
Total Current Liabilities	376,096	273,958

Deferred liabilities	60,674	73,941
Long-term debt, less current portion	288,663	301,364

STOCKHOLDERS’ EQUITY
Redeemable convertible preferred stock (par value, $50 a share: 130,414 shares outstanding at March 31, 2004 and 183,720 shares outstanding at September 30, 2003)	6,521	9,186
Common stock (par value, $.01 a share: 400,000,000 shares authorized: 160,900,657 shares issued at March 31, 2004 and September 30, 2003, including treasury)	1,609	1,609
Additional paid-in capital	664,422	649,667
Accumulated other comprehensive income (loss)	7,099	(14,115)
Retained earnings	819,452	805,435
Treasury stock, at cost (329,258 shares at March 31, 2004 and 2,608,290 shares at September 30, 2003)	(3,498)	(27,812)
	1,495,605	1,423,970
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,221,038	$2,073,233

UNAUDITED - PRELIMINARY

ANDREW CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31		Six Months Ended March 31
	2004	2003	2004	2003

Cash Flows from Operations
Net Income (Loss)	$10,331	$(3,431)	$14,451	$2,636

Adjustments to Net Income (Loss)
Depreciation	16,087	12,990	31,306	25,701
Amortization	9,851	3,683	19,272	7,365
Other	(1,402)	56	(1,492)	(41)
Restructuring and Discontinued Operations
Restructuring costs	(3,123)	(3,782)	(9,404)	(5,935)
Discontinued operations, net of taxes	—	796	—	3,863
Change in Operating Assets / Liabilities
Accounts receivable	(6,441)	45,429	(45,304)	50,498
Inventories	(31,227)	(8,232)	(57,873)	(14,607)
Other assets	(11,674)	(1,310)	(16,312)	5,411
Accounts payable and other liabilities	52,098	(23,874)	84,190	(39,911)
Net Cash From Operations	34,500	22,325	18,834	34,980

Investing Activities
Capital expenditures	(19,923)	(5,187)	(39,496)	(14,619)
Acquisition of businesses, net of cash acquired	(29,000)	—	(52,227)	(114)
Investments	—	—	(6,500)	—
Proceeds from sale of businesses and investments	—	3,778	3,000	7,286
Proceeds from sale of property, plant and equipment	3,232	198	3,781	586
Net Cash Used for Investing Activities	(45,691)	(1,211)	(91,442)	(6,861)

Financing Activities
Long-term debt payments, net	(6,117)	(122)	(17,808)	(4,472)
Notes payable payments, net	(11)	(14,164)	(185)	(33,690)
Preferred stock dividends	(119)	—	(434)	—
Payments to acquire treasury stock	—	—	(2,472)	—
Stock purchase and option plans	1,102	55	1,738	111
Net Cash Used for Financing Activities	(5,145)	(14,231)	(19,161)	(38,051)

Effect of exchange rate changes on cash	(2,925)	767	6,355	4,135

Change for the Period	(19,261)	7,650	(85,414)	(5,797)
Cash and Equivalents at Beginning of Period	220,116	71,424	286,269	84,871
Cash and Equivalents at End of Period	$200,855	$79,074	$200,855	$79,074